Exhibit 99.1

CITI ISSUANCE OF $20 BILLION OF PERPETUAL PREFERRED STOCK
AND WARRANTS TO U.S. TREASURY AS PART OF TARP PROGRAM

Perpetual Preferred Placement Terms
Offering	• $20 billion liquidation preference perpetual preferred stock
Investor	• United States Department of the Treasury
Regulatory Treatment	• Tier 1 capital
Accounting Treatment	• Recorded in stockholders’ equity
Ranking	• Pari passu with all other series of outstanding preferred stock
Dividends	• 8.00% per annum • Cumulative, payable quarterly • Dividends are not tax-deductible
Maturity	• Perpetual
Call Protection	• Non-callable prior to the date on which all outstanding shares of Series H preferred stock issued under the TARP Capital Purchase Program have been redeemed or repurchased
Impact on Previously Issued Convertible Securities	• None

Warrant Placement Terms
Offering	• Warrants to purchase Citi common stock
Investor	• United States Department of the Treasury
Regulatory Treatment	• Tier 1 capital
Accounting Treatment	• Recorded in stockholders’ equity • Impact to EPS calculated under the Treasury Stock Method
Number of Underlying Shares	• 188,501,414
Strike Price	• $10.61 (average of the closing prices of Citi common stock for the 20 trading days ending on November 21st)
Exercise Type	• American exercise (anytime during the life of the warrant) • Physical or net share settlement at Investor’s option
Impact on Previously Issued Convertible Securities
•  Issuance of the warrant, together with the issuance of common stock in April 2008 and a warrant in October 2008, will result in a reduction of the conversion price of the privately placed convertible securities issued in January 2008
•  Maximum additional underlying shares equal 23 million (exact number of additional underlying shares subject to further valuation)

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December 31, 2008